Exhibit 99.1

NPS Pharmaceuticals Reports Second Quarter 2009 Financial Results; Two Phase 3 Registration Programs Continue to Advance on Stated Timelines

-- Conference call today at 9:00 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 6, 2009--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported its financial results for the second quarter of 2009. The company reported net income of $2.6 million, or $0.05 per diluted share, for the second quarter of 2009 as compared to net income of $1.2 million, or $0.03 per diluted share, for the second quarter of 2008.

The company’s cash, cash equivalents and short- and long-term investments totaled $92.0 million at June 30, 2009 versus $106.1 million at December 31, 2008. NPS used $8.5 million in cash during the second quarter of 2009 (excluding changes in the carrying value of auction-rate securities or ARS investments). The company’s cash burn guidance for 2009 remains unchanged at $55 to $65 million and, consistent with prior periods, excludes potential changes in the estimated fair value of the company’s ARS investments.

“We continue to be proactive in managing the business to ensure we deliver on our stated objectives,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “Our timelines for completing enrollment in the STEPS and REPLACE studies before the end of the first quarter of 2010 are on track as are our preparations for regulatory review and commercialization of these product candidates. In addition, we are aggressively managing our burn and our cash position remains strong. We are actively evaluating multiple opportunities to further strengthen our balance sheet and the financing facility we announced today adds to our potential suite of options for raising new capital.”

Product Pipeline Update

GATTEX™ (teduglutide)

  NPS continues to expect STEPS to complete enrollment before the end of the first quarter of 2010. NPS and its partner, Nycomed, have secured health authority clearance in all 10 countries with STEPS study sites and expects substantially all study sites to be actively screening patients before the end of the third quarter of 2009. STEPS is an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX is well tolerated and reduces parenteral nutrition (PN) dependence in short bowel syndrome (SBS) patients. NPS believes positive results from STEPS will enable it to seek U.S. marketing approval for GATTEX for patients with PN-dependent SBS.
  The STEPS 2-year extension study (STEPS 2) is on track to begin during the third quarter of 2009. The extension study will enroll patients who have completed 24-weeks of GATTEX therapy and elect to enter the open-label long-term study for up to an additional 24 months. The company’s partner, Nycomed, has opted to support the extension study on a collaborative basis and the companies will share 50% of external clinical trial expenses.
  Clinical investigators presented new data from three sub-studies in patients with SBS who received GATTEX™ during the completed 24-week, placebo-controlled Phase 3 clinical trial at the 2009 Digestive Disease Week or DDW conference. The presentations showed that GATTEX enhances intestinal mass and function.
  Preclinical activities evaluating teduglutide in pediatric indications and in chemotherapy-induced gastrointestinal mucositis continue to advance.

NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection)

  NPS continues to expect to complete enrollment in REPLACE before the end of the first quarter of 2010. NPS has secured health authority clearance in all seven countries with REPLACE study sites. The company expects substantially all study sites will be actively screening patients before the end of the third quarter of 2009. REPLACE is a Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults. NPS believes positive results from REPLACE will enable it to seek U.S. marketing approval for NPSP558 for patients with hypoparathyroidism.

Financial Results

Revenues

Revenues are comprised of royalties, product sales, and milestones and license fees.

NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl) in Japan, and (iv) Ortho-McNeil-Janssen’s sales of Nucynta™ (tapentadol). Royalty revenue grew to $22.8 million for the second quarter of 2009, versus $17.5 million for the second quarter of 2008, as follows:

In millions	Second Quarter
	2009	2008
Royalty:
Sensipar	$19.3	$14.9
Preotact	2.4	2.2
REGPARA	0.9	0.4
Nucynta	0.2	--
Total	$22.8	$17.5

The company’s royalty rights related to Sensipar and Preotact currently secure non-recourse debt. At June 30, 2009, the outstanding principal balance on the non-recourse debt secured by the company’s Sensipar royalties was $228.2 million. After repayment of the debt and interest, Sensipar royalties will return to NPS. When Preotact royalty payments exceed two and one-half times the amount of advanced principal, the royalties revert to NPS.

NPS earned a $2.2 million milestone during the second quarter of 2009 related to Preotact achieving certain sales levels during the quarter.

NPS recognized license fee revenue related to the company’s September 2007 agreement with Nycomed for GATTEX of $624,000 for the second quarter of 2009 versus $9.5 million for the second quarter of 2008. These amounts pertain to the up-front license fee received in 2007, which NPS initially recorded as deferred revenue.

Research and development

Research and development expenses were $6.4 million for the second quarter of 2009 versus $4.0 million for the second quarter of 2008. The increase in research and development expense was due to the advancement of the company’s registration programs for GATTEX in short bowel syndrome and NPSP558 in hypoparathyroidism.

General and administrative

General and administrative expenses were $5.0 million for the second quarter of 2009 versus $3.1 million for the second quarter of 2008. The change in general and administrative expense was largely due to credits for legal fees reimbursed from the company’s insurance carriers that positively affected the second quarter of 2008.

Interest expense

Second quarter interest expense was $11.8 million for 2009 versus $15.7 million for 2008. The decrease was primarily due to lower interest expense associated with the company’s non-recourse debt. With the exception of $50 million of the company’s convertible notes due in 2014, all of the company’s outstanding debt is non-recourse and is secured by its Sensipar and Preotact royalties.

Loss on investments

The company’s auction-rate securities or ARS investments have experienced failed auctions since the latter part of 2007 due to liquidity issues in the global credit and capital markets. While all of the company’s ARS continue to pay interest, the severity and the duration of the decline in fair value have resulted in the company recognizing “other than temporary” changes in the fair value of its ARS investments. There was no impairment charge in the second quarter of 2009 versus an impairment charge of $456,000 in the second quarter of 2008.

Cash and investments

At June 30, 2009, the company’s cash, cash equivalents, and short- and long-term investments totaled $92.0 million compared to $106.1 million at December 31, 2008. Included in these amounts are ARS investments with an estimated fair value of $8.3 million at June 30, 2009 and $8.8 million at December 31, 2008. The principle value of these ARS investments is $29.7 million. NPS has classified its ARS investments as non-current assets within its balance sheets.

Conference Call Information

NPS will host a conference call beginning today at 9:00 am Eastern Time. To participate in the conference call, dial (866) 800-8649 and use passcode 43462149. International callers may dial (617) 614-2703, using the same passcode. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with passcode 26612097, until midnight ET, August 19, 2009. International callers may access the replay by dialing (617) 801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration studies. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX™ in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Kirin, Nycomed, and Ortho-McNeil-Janssen Pharmaceuticals. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. Preotact® is the company’s registered trademark in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Royalties	$22,827	$17,493	$37,235	$30,191
Product sales	8	--	8	1,684
Milestones and license fees	2,814	9,466	4,735	20,264
Total revenues	25,649	26,959	41,978	52,139

Costs and expenses:
Cost of goods sold	--	--	--	1,350
Cost of royalties	--	1,612	--	2,985
Cost of license fees	123	1,919	481	3,839
Research and development	6,427	3,998	12,259	8,855
General and administrative	4,981	3,096	9,534	13,688
Total operating expenses	11,531	10,625	22,274	30,717
Operating income	14,118	16,334	19,704	21,422

Other (expense) income:
Interest income	400	975	1,000	2,821
Interest expense	(11,800)	(15,671)	(27,491)	(32,616)
Loss on impairment of marketable investment securities	--	(456)	(2,206)	(3,909)
Other (expense) income, net	(101)	(76)	(140)	295
Total other expense, net	(11,501)	(15,228)	(28,837)	(33,409)
Income (loss) before income tax benefit	2,617	1,106	(9,133)	(11,987)

Income tax benefit	--	(97)	(1,014)	(97)
Net income (loss)	$2,617	$1,203	($8,119)	($11,890)
Net income (loss) per common and potential common share:
Basic	$0.05	$0.03	($0.17)	($0.25)
Diluted	$0.05	$0.03	($0.17)	($0.25)
Weighted average common and potential common share:
Basic	48,017	47,670	47,988	47,559
Diluted	48,034	47,744	47,988	47,559

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	June 30,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and current marketable investment securities	$83,670	$97,380
Current restricted cash and cash equivalents	9,765	37,016
Account receivable	24,226	25,406
Litigation settlement receivable	--	16,000
Other current assets	3,101	2,694
Equipment, net	395	285
Marketable investment securities, less current portion	8,343	8,752
Debt issuance costs, net	4,295	5,158
Other long-term assets	1,696	1,486
Goodwill	9,429	9,429
Total assets	$144,920	$203,606

Liabilities and Stockholders’ Deficit:
Current liabilities	$40,415	$81,889
Convertible notes and capital lease obligation	50,000	50,014
Non-recourse debt, less current portion*	255,200	268,277
Other long-term liabilities	19,179	18,512
Total liabilities	364,794	418,692

Common stock and additional paid-in capital	691,723	689,994
Accumulated other comprehensive income (loss)	1,402	(200)
Accumulated deficit	(912,999)	(904,880)
Total stockholders' deficit	(219,874)	(215,086)
Total liabilities and stockholders' deficit	$144,920	$203,606

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan Mesco, 908-450-5516
smesco@npsp.com